Exhibit 99.1
ITEM 8. FINANCIAL STATEMENTS
     The following financial statements are filed in this Item 8:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Superior Wells Services, Inc.

We have audited the accompanying consolidated balance sheets of Superior Well Services, Inc. (Superior) as of December 31, 2007 and 2006, and the related statements of income, changes in capital and stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. In addition, our audit included the financial statement schedule listed in the index at Item 15 (b) (Schedule II). We also have audited Superior’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Superior’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on Superior’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Superior as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007 and the financial statement schedule listed in the index at Item 15 (b) in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, Superior maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/  Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
March 10, 2008 except for Note 11, as to which the date is December 12, 2008

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2007
	(In thousands, except
	per share data)

Current Assets:
Cash and cash equivalents	$56,752	$5,510
Trade accounts receivable, net of allowance of $772 and $1,629, respectively	47,325	54,002
Inventories	6,951	9,933
Prepaid expenses and other current assets	908	1,027
Income taxes receivable	—	3,722
Deferred income taxes	507	1,827

Total current assets	112,443	76,021
Property, Plant and Equipment:
Land	420	420
Building and improvements	3,323	4,776
Equipment and vehicles	149,195	266,444
Construction in progress	24,922	29,814

	177,860	301,454
Accumulated depreciation	(36,436)	(60,591)

Total property, plant and equipment, net	141,424	240,863
Goodwill	2,850	5,850
Intangible assets, net of accumulated amortization of $1,010 and $1,815, respectively	1,416	3,242
Deferred income taxes	585	366
Other assets	316	745

Total assets	$259,034	$327,087

Current Liabilities:
Accounts and construction payable-trade	$21,565	$31,497
Income taxes payable	542	—
Current portion of long-term debt	382	390
401(k) plan contribution and withholding	1,982	1,615
Advance payments on servicing contracts	803	70
Accrued wages and health benefits	1,462	2,126
Other accrued liabilities	1,664	1,931

Total current liabilities	28,400	37,629
Long-term debt	1,597	9,165
Deferred income taxes	15,133	26,694
Stockholders’ Equity:
Common stock, voting, par $.01 per share, 70,000,000 shares authorized, 23,352,567 and 23,474,552 shares issued at December 31, 2006 and 2007, respectively	234	234
Additional paid-in capital	182,492	184,432
Retained earnings	31,178	68,933

Total stockholders’ equity	213,904	253,599

Total liabilities and stockholders’ equity	$259,034	$327,087

The accompanying notes are an integral part of these consolidated financial statements.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2005	2006	2007

Revenue	$131,733	$244,626	$350,770
Cost of revenue	90,258	165,877	252,539

Gross profit	41,475	78,749	98,231
Selling, general and administrative expenses	17,809	25,716	36,390

Operating income	23,666	53,033	61,841
Interest expense	(566)	(478)	(282)
Other income	193	159	766

Income before income taxes	23,293	52,714	62,325
Income taxes
Current	4,542	16,033	14,110
Deferred	9,284	4,758	10,460

	13,826	20,791	24,570

Net income	$9,467	$31,923	$37,755

Earnings per common share:
Basic	$0.49	$1.63	$1.63

Diluted	$0.49	$1.63	$1.63

Weighted average shares outstanding-basic	19,317,436	19,568,749	23,100,402
Weighted average shares outstanding-diluted	19,317,436	19,568,749	23,195,914

The accompanying notes are an integral part of these consolidated financial statements.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL AND STOCKHOLDERS’ EQUITY

	Partnerships			Superior Well Services, Inc.
		Accumulated			Additional	Retained
	Partners’	Comprehensive	Less: Notes	Common	Paid-in	Earnings
	Capital	Income (Loss)	Receivable	Stock	Capital	(Deficit)	Total
	(In thousands)

BALANCE, DECEMBER 31, 2004	$33,885	$2	$(68)	$—	$—	$—	$33,819
Net income prior to reorganization	10,212						10,212
Net (loss) after reorganization						(745)	(745)

Net income for 2005							9,467
Other		(2)					(2)

Total comprehensive income							9,465

Distributions to partners	(13,719)						(13,719)
Collection of notes receivable			68				68
Reorganization effected through contribution of partnership interests to Superior Well Services, Inc.	(30,378)			141	30,237		—
Issuance of common stock in connection with initial public offering				53	61,707		61,760

BALANCE, DECEMBER 31, 2005	—	—	—	194	91,944	(745)	91,393
Net income						31,923	31,923
Issuance of restricted stock awards				3	286		289
Share-based compensation					1,740		1,740
Issuance of common stock in connection with follow-on public offering				37	88,522		88,559

BALANCE, DECEMBER 31, 2006	—	—	—	234	182,492	31,178	213,904
Net income						37,755	37,755
Issuance of restricted stock awards				1	135		136
Restricted stock retired				(1)	(156)		(157)
Share-based compensation					1,961		1,961

BALANCE, DECEMBER 31, 2007	$—	$—	$—	$234	$184,432	$68,933	$253,599

The accompanying notes are an integral part of these consolidated financial statements.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2006	2007
	(In thousands)

Cash flows from operations:
Net income	$9,467	$31,923	$37,755
Adjustments to reconcile net income to net cash provided by operations:
Deferred income taxes	9,284	4,758	10,460
Depreciation and amortization	8,698	14,453	25,277
Loss on disposal of equipment	280	224	302
Stock-based compensation	—	1,740	1,961
Changes in assets and liabilities:
Trade accounts receivable	(12,089)	(23,944)	(6,677)
Inventory	(1,926)	(3,190)	(2,982)
Prepaid expenses and other assets	(821)	249	(119)
Income tax receivable	—	—	(3,722)
Accounts payable	2,627	6,220	7,759
Income taxes payable	—	542	(542)
401(k) plan contribution and withholding	260	1,071	(367)
Advance payments on servicing contracts	278	324	(733)
Accrued wages and health benefits	176	621	664
Other accrued liabilities	508	958	267

Net cash provided by operations	16,742	35,949	69,303
Cash flows from investing:
Expenditure for property, plant and equipment, net of construction payables	(39,920)	(69,816)	(117,774)
Acquisition of businesses, net of cash acquired	—	(9,150)	(9,931)
Purchase of short-term investments	—	—	(18,967)
Proceeds from sales of short-term investments	—	—	18,967
Proceeds from sale of property, plant and equipment	—	79	34
Proceeds (expenditures) for other assets	(239)	(15)	(429)
Advances on notes receivable	68	—	—

Net cash used in investing	(40,091)	(78,902)	(128,100)
Cash flows from financing:
Principal payments on long-term debt	(12,236)	(27,019)	(52,274)
Proceeds from long-term borrowings	720	27,111	59,850
Proceeds from notes payable	10,511	—	—
Payments on notes payable	(14,466)	—	—
Net proceeds from common stock offerings	61,760	88,559	—
Issuance/retirement of restricted stock, net	—	289	(21)
Distributions to partners	(13,719)	—	—

Net cash provided by financing	32,570	88,940	7,555

Net increase (decrease) in cash and cash equivalents	9,221	45,987	(51,242)
Cash and cash equivalents, beginning of period	1,544	10,765	56,752

Cash and cash equivalents, end of period	$10,765	$56,752	$5,510

Supplemental disclosure of cash flow data:
Interest paid	$587	$437	$292
Income taxes paid	$5,156	$15,008	$18,262
Equipment acquired through seller financed debt	$—	$450	$—

The accompanying notes are an integral part of these consolidated financial statements

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization

Superior Well Services, Inc. (“Superior”) was formed as a Delaware corporation on March 2, 2005 for the purpose of serving as the parent holding company for Superior GP, L.L.C. (“Superior GP”), Superior Well Services, Ltd. (“Superior Well”) and Bradford Resources, Ltd. (“Bradford”). In May 2005, Superior and the partners of Superior Well and Bradford entered into a contribution agreement that resulted in the partners of Superior Well and Bradford contributing their respective partnership interests to Superior in exchange for shares of common stock of Superior (the “Contribution Agreement”). In December 2006, Bradford was merged into Superior Well. Superior Well is a Pennsylvania limited partnership that became a wholly owned subsidiary of Superior in connection with its initial public common stock offering.

In August 2005, Superior completed its initial public offering of 6,460,000 shares of its common stock, which included 1,186,807 shares sold by selling stockholders and 840,000 shares sold by Superior to cover the exercise by the underwriters of an option to purchase additional shares to cover over-allotments. Proceeds to Superior, net of the underwriting discount and offering expenses, were approximately $61.8 million.

In December 2006, Superior completed a follow-on offering of 3,690,000 shares of its common stock, which included 690,000 shares sold by Superior to cover the exercise by the underwriters of an option to purchase additional shares to cover over-allotments. Proceeds to Superior, net of the underwriting discount and offering expenses, were approximately $88.6 million.

Superior Well provides a wide range of well services to oil and gas companies, primarily technical pumping and down-hole surveying services, in many of the major oil and natural gas producing regions of the United States.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). These financial statements reflect all adjustments that, in our opinion, are necessary to fairly present our financial position and results of operations. Significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements include the accounts of Superior and its wholly-owned subsidiaries Superior Well and Superior GP. Superior Well and Bradford (“Partnerships”), prior to the effective date of the Contribution Agreement, were entities under common control arising from common direct or indirect ownership of each. The transfer of the Partnerships assets and liabilities to Superior (see Note 1) represented a reorganization of entities under common control and was accounted for at historical cost. Prior to the reorganization, the Partnerships were not subject to federal and state corporate income taxes. The 2005 statement of income reflects federal and state income taxes for the five months of operations following the reorganization. Additionally, Superior recorded a non-cash adjustment of $8.6 million to record the deferred tax asset and liabilities arising from the differences in the financial statement and tax bases of assets and liabilities that existed at that time. The $8.6 million non-cash adjustment is included in the deferred income tax provision for the year ended December 31, 2005.

Estimates and Assumptions

Superior uses certain estimates and assumptions that affect reported amounts and disclosures. These estimates are based on judgments, probabilities and assumptions that are believed to be reasonable but inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. Superior is subject to risks and uncertainties that may cause actual results to differ from estimated amounts.

Cash and Cash Equivalents

All cash and cash equivalents are stated at cost, which approximates market. Superior considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Superior maintains cash at various financial institutions that may exceed federally insured amounts.

Trade Accounts Receivable

Accounts receivable are carried at the amount owed by customers. Superior grants credit to all qualified customers, which are mainly regional, independent natural gas and oil companies. Management periodically reviews accounts receivable for credit risks resulting from changes in the financial condition of its customers. Once an account is deemed not to be collectible, the remaining balance is charged to the reserve account. For the years ended December 31, 2005, 2006 and 2007, Superior recorded a provision for uncollectible accounts receivable of $144,200, $637,600 and $857,100, respectively.

Property, Plant and Equipment

Superior’s property, plant and equipment are stated at cost less accumulated depreciation. The costs are depreciated using the straight-line and accelerated methods over their estimated useful lives. The estimated useful lives range from 15 to 30 years for building and improvements and range from 5 to 10 years for equipment and vehicles. Depreciation expense, excluding intangible amortization, amounted to $8,413,000, $14,108,000 and $24,472,000 in 2005, 2006 and 2007, respectively.

Repairs and maintenance costs that do not extend the useful lives of the asset are expensed in the period incurred. Gain or loss resulting from the retirement or other disposition of assets is included in income.

Superior reviews long-lived assets for impairment whenever there is evidence that the carrying value of such assets may not be recoverable. The review consists of comparing the carrying value of the asset with the asset’s expected future undiscounted cash flows. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and their eventual dispositions are less than the asset’s carrying value. Estimates of expected future cash flows represent management’s best estimate based on reasonable and supportable assumptions.

Revenue Recognition

Superior’s revenue is comprised principally of service revenue. Product sales represent approximately 1% of total revenues. Services and products are generally sold based on fixed or determinable pricing agreements with the customer and generally do not include rights of return. Service revenue is recognized, net of discount, when the services are provided and collectibility is reasonably assured. Substantially all of Superior’s services performed for customers are completed at the customer’s site within one day. Superior recognizes revenue from product sales when the products are delivered to the customer and collectibility is reasonably assured. Products are delivered and used by our customers in connection with the performance of our cementing services. Product sale prices are determined by published price lists provided to our customers.

Inventories

Inventories, which consist principally of materials consumed in Superior’s services provided to customers, are stated at the lower of cost or market using the specific identification method.

Insurance Expense

Superior partially self-insures employee health insurance plan costs. The estimated costs of claims under this self-insurance program are accrued as the claims are incurred (although actual settlement of the claims may not be made until future periods) and may subsequently be revised based on developments relating to such claims. The self-insurance accrual is estimated based upon our historical experience, as well as any known unpaid claims activity. Judgment is required to determine the appropriate accrual levels for claims incurred but not yet received and paid. The accrual estimates are based primarily upon recent historical experience adjusted for employee headcount changes. Historically, the lag time between the occurrence of an insurance claim and the related payment has been approximately two months and the differences between estimates and actuals have not been material. The estimates could be affected by actual claims being significantly different. Presently, Superior maintains an insurance policy that covers claims in excess of $110,000 per employee.

Income Taxes

Superior accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. This statement requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in Superior’s financial statements or tax returns. Using this method, deferred tax liabilities and assets were determined based on the difference between the financial carrying amounts and tax bases of assets and liabilities using enacted tax rates. Prior to becoming wholly-owned subsidiaries of Superior, the Partnerships were not taxable entities for federal or state income tax purposes and, accordingly, were not subject to federal or state corporate income taxes.

Effective January 1, 2007, we adopted Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” FIN 48, as amended May 2007 by FASB Staff Position FIN 48-1, “Definition of ’Settlement’ in FASB Interpretation No. 48,” prescribes a minimum recognition threshold and measurement methodology that a tax position taken or expected to be taken in a tax return is required to meet before being recognized in financial statements. The adoption of FIN 48 did not have any impact on Superior’s total liabilities or stockholders’ equity. Superior’s balance sheets at December 31, 2006 and 2007 do not include any liabilities associated with uncertain tax positions ; further Superior has no unrecognized tax benefits that if recognized would change the effective tax rate.

We file income tax returns in the U.S. federal jurisdiction, and various states and local jurisdictions. We are not subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2005. The Internal Revenue Service commenced an examination of our U.S. income tax return for 2005 in the second quarter 2007. We reached a settlement, signed in January 2008, with the Internal Revenue Service on tax issues relating to the 2005 tax year. The results of the settlement did not have a significant impact on Superior’s tax position or interest expense. Superior classifies interest expense and penalties related to income tax expense as interest expense. Interest and penalties for the years ended December 2006 and 2007 were insignificant in each period.

Fair Value of Financial Instruments

Superior’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, notes payable and long term debt. The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value due to the short-term nature of such instruments. The carrying value of notes payable and long-term debt approximates fair value, since the interest rates are market-based and are generally adjusted periodically.

Superior’s financial instruments are not held for trading purposes.

Acquisitions

Assets acquired in business combinations were recorded on Superior’s consolidated balance sheets as of the date of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by Superior have been included in Superior’s consolidated statements of income since their respective dates of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired, including other intangible assets was allocated to goodwill. In certain circumstances, the allocations are based upon preliminary estimates and assumptions. Accordingly, the allocations are subject to revision when we receive final information. Revisions to the fair values, will be recorded by us as further adjustments to the purchase price allocations.

During 2006 and 2007, the Company made acquisitions of businesses in each of the years for approximately $9.2 million and $9.9 million, respectively. The acquisitions resulted in $2.9 million and $3.0 million in goodwill in 2006 and 2007, respectively. Intangible assets of approximately $800,000 and $2.6 million, in 2006 and 2007 respectively, consist of customer lists and covenants not to compete which are being amortized over an average life of 5 years. These acquisitions were not material to the Company’s operations, financial position, or cash flows.

Goodwill and Other Intangible Assets

In accordance with SFAS No. 142, no amortization is recorded for goodwill and /or intangible assets deemed to have indefinite lives for acquisitions completed after June 30, 2001. SFAS No. 142 requires that goodwill and non-amortizable assets be assessed annually for impairment. Superior completed the annual impairment test for 2006 and 2007 and no impairment was determined. Superior’s intangible assets consist of $5.9 million of goodwill and $3.2 million of customer relationships and non-compete agreements that are amortized over their estimated useful lives which range from three to five years. For the years ended December 31, 2005, 2006 and 2007, Superior recorded amortization expense of $285,000, $345,000 and $805,000, respectively. The estimated amortization expense for the five succeeding years approximates $916,000, $726,000, $726,000, $667,000 and $207,000 for 2008, 2009, 2010, 2011 and 2012, respectively.

Concentration of Credit Risk

Substantially all of Superior’s customers are engaged in the oil and gas industry. This concentration of customers may impact overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. Two customers individually accounted for 14% and 12% and 12% and 9% of Superior’s revenue, respectively, for the years ended December 31, 2006 and 2007. In 2005, one customer accounted for 18% of Superior’s revenue. Eight customers accounted for 51%, 45% and 42% of Superior’s revenue for the years ended December 31, 2005, 2006 and 2007, respectively. At December 31, 2007, one customer accounted for 15% and eight customers accounted for 54% of Superior’s accounts receivable.

Stock Based Compensation

Effective January 1, 2006, Superior adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123R”). Under this standard, companies are required to account for equity-based awards using an approach in which the fair value of an award is estimated at the date of grant and recognized as an expense over the requisite service period. Compensation expense is adjusted for equity awards that do not vest because service or performance conditions are not satisfied. The years ended December 31, 2006 and 2007 includes $1,740,000 and $1,961,000 of additional compensation expense, respectively, as a result of the adoption of SFAS 123R. Superior had no stock based compensation prior to 2006.

Weighted average shares outstanding

The consolidated financial statements include “basic” and “diluted” per share information. Basic per share information is calculated by dividing net income by the weighted average number of shares outstanding. Diluted per share information is calculated by also considering the impact of restricted common stock on the weighted average number of shares outstanding.

Although the restricted shares are considered legally issued and outstanding under the terms of the restricted stock agreement, they are still excluded from the computation of basic earnings per share. Once vested, the shares are included in basic earnings per share as of the vesting date. Superior includes unvested restricted stock with service conditions in the calculation of diluted earnings per share using the treasury stock method. Assumed proceeds under the treasury stock method would include unamortized compensation cost and potential windfall tax benefits. If dilutive, the stock is considered outstanding as of the grant date for diluted earnings per share computation purposes. If anti-dilutive, it would be excluded from the diluted earnings per share computation. The restricted shares were anti-dilutive for the three and twelve month periods ended December 31, 2006.

The weighted average shares outstanding for the computation of basic and diluted earnings per share for the year ended December 31, 2005 has been computed taking into account the 14,103,474 shares issued to former partners in connection with the reorganization described in Note 2, effective immediately prior to the initial public offering, the 5,273,193 shares issued by Superior in the initial public offering, which included 840,000 shares sold by Superior to cover the underwriters’ over-allotment option, each from the respective date of issuance. This resulted in 19,317,436 average shares outstanding for the year ended December 31, 2005.

Accounting Standards Not Yet Adopted

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard only applies when other standards require or permit the fair value measurement of assets and liabilities. It does not increase the use of fair value measurement. SFAS No. 157 is effective for financial assets and liabilities in fiscal years beginning after November 15, 2007 and for non-financial assets and liabilities in fiscal years beginning after March 15, 2008. We do not expect the provisions of the statement that apply to financial assets and liabilities to have an effect on our consolidated financial statements. We are currently in the process of evaluating the impact of the provisions applicable to non-financial assets and liabilities.

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”), The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115. This Statement provides companies with an option to report selected financial assets and liabilities at fair value. Under SFAS 159, companies that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. In addition, SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The fair value option election is irrevocable, unless a new election date occurs. SFAS 159 is effective beginning January 1, 2008. We do not expect it to have an effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (“SFAS 160”) . This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the loss of control of a subsidiary. Upon its adoption on January 1, 2009, noncontrolling interests will be classified as equity in the Superior financial statements. SFAS 160 also changes the way the consolidated income statement is presented by requiring net income to include the net income for both the parent and the noncontrolling interest, with disclosure of both amounts on the consolidated statement of income. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. The provisions of this standard must be applied retroactively upon adoption. We are currently evaluating the impact of adopting this Statement; however, we do not expect it to have an effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS 141R, Business Combinations, a replacement of SFAS 141. This statement replaces SFAS 141 to establish accounting and reporting standards for business combinations in the first annual reporting period beginning after December 15, 2008. Early adoption of this statement is prohibited. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. Upon its adoption on January 1, 2009, noncontrolling interests will be classified as equity in the Superior financial statements. We are currently evaluating the impact of adopting this Statement.

3.	Notes Receivable — Limited Partners

Superior Well sold limited partnership interests, amounting to 40% ownership, to three individuals during the year ended December 31, 2000. Capital contributions made to Superior Well for these limited partnership interests aggregated $200,000, of which $87,000 was received in cash and $113,000 was received through issuance of notes receivable. The notes receivable were due in monthly installments totaling $1,338, including interest at 7.5%, through January 2010. The notes were repaid prior to the initial public offering.

4.	Debt

In October 2005, Superior entered into a revolving credit facility with its existing lending institution. The agreement provides for a $20 million revolving credit facility and matures in October 2009. Interest on the revolving credit facility will be at LIBOR plus a spread of 1% to 1.25%, based upon certain financial ratios. The loan is secured by Superior’s accounts receivable, inventory and equipment. The revolving credit facility requires Superior to maintain a maximum debt to EBITDA ratio and a minimum amount of adjusted net tangible worth, as defined under the credit agreement. At December 31, 2007, Superior had $8.0 million outstanding under the revolving credit facility, $6.9 million of borrowing availability, $5.2 million of outstanding letters of credit and was in compliance with its financial covenants. At December 31, 2006, Superior has no amounts outstanding under the revolving credit facility. The weighted average interest rates for the years ended December 31, 2006 and 2007 were 6.4% and 6.3%, respectively.

In August 2006, Superior entered into a standby term loan facility with its existing lending institution. The standby term loan facility provides an additional $30 million of borrowing capacity that can be used to finance equipment purchases. The standby term loan facility matures in August 2009, at which time the outstanding aggregate principle balance under the standby term loan facility will convert to a single amortizing 60 month term loan. Interest on the revolving credit facility will be at LIBOR plus a spread of 1% to 1.25%, based upon certain financial ratios. The standby term loan facility contains leverage ratio and net worth covenants similar to those in the revolving credit facility, as well as, a fixed charge coverage ratio covenant as specified in the standby term loan facility. The standby term loan facility is secured by Superior’s cash, investment property, accounts receivable, inventory, intangibles and equipment. At December 31, 2006 and 2007, Superior had no outstanding borrowings under the standby term loan facility. At December 31, 2007 the standby term loan facility had $30 million of borrowing availability and was in compliance with its financial covenants. The weighted average interest rate for the years ended December 31, 2006 was 6.4%. Superior did not borrow under the standby term loan facility during 2007.

Long-term debt at December 31, 2006 and 2007 consisted of the following (amounts in thousands):

	2006	2007

Revolving credit facility with interest rates at LIBOR plus a spread of 1-1.25% due October 2009, collateralized by accounts receivable, inventory and equipment	$—	$7,957
Mortgage notes payable to a bank with interest at rates approximating the bank’s prime lending rate minus 1%, payable in monthly installments of $8,622 plus interest through January 2021, collateralized by real property	1,331	1,221
Note payable to sellers with an interest rate of 7% due through September 2008, collateralized by equipment	450	233
Notes payable to sellers with nominal interest rates due through December 2010, collateralized by specific buildings and equipment	198	144

	1,979	9,555
Less — Payments due within one year	382	390

Total	$1,597	$9,165

Principal payments required under our long-term debt obligations during the next five years and thereafter are as follows: 2008-$390,000, 2009-$8,114,000, 2010-$139,000, 2011-$103,000, 2012-$103,000 and thereafter $706,000.

5.	Income taxes

Superior accounts for income taxes and the related accounts under the liability method. Deferred taxes and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rates expected to be in effect during the year in which the basis differences reverse.

As indicated in Note 2, the conveyance of the Partnerships to Superior represented a reorganization of entities under common control. Prior to becoming wholly-owned subsidiaries of Superior, the Partnerships were not taxable entities for federal or state income tax purposes and, accordingly, were not subject to federal or state corporate income taxes. At the date of reorganization, Superior recorded a non-cash adjustment of $8.6 million to record the deferred tax asset and liabilities arising from the differences in the financial statement and tax bases of assets and liabilities that existed at that time. Substantially all of the balance at reorganization is attributable to depreciation differences in property, plant and equipment. The adjustment resulted from the change in tax status from non-taxable entities to an entity which is subject to taxation.

The provision for income taxes is comprised of:

	For the Year Ended December 31,
	2005	2006	2007
	(Amounts in thousands)

Current:
State and local	$852	$2,524	$2,246
U.S. federal	3,690	13,509	11,864

Total current	4,542	16,033	14,110
Deferred:
State and local	1,667	842	1,851
U.S. federal	7,617	3,916	8,609

Total deferred	9,284	4,758	10,460

Provision for income tax expense	$13,826	$20,791	$24,570

As discussed above, Superior recorded a net deferred tax liability of $8.6 million related to the temporary differences that existed on the date of reorganization. Significant components of Superior’s deferred tax assets and liabilities are as follows:

	For the Year Ended December 31,
	2006	2007
	(Amounts in thousands)

Deferred tax assets:
Restricted stock	$589	$1,014
Accrued expenses and other	207	544
Allowance for doubtful accounts receivable	296	635

Total deferred tax assets	1,092	2,193

Deferred tax liabilities:
Depreciation differences on property, plant and equipment	(15,133)	(26,694)

Total deferred tax liabilities	(15,133)	(26,694)

Net deferred taxes	$(14,041)	$(24,501)

A reconciliation of income tax expense using the statutory U.S. income tax rate compared with actual income tax expense is as follows:

	For the Year Ended December 31,
	2005	2006	2007
	(Amounts in thousands)

Income before income taxes	$23,293	$52,714	$62,325
Statutory U.S. income tax rate	35%	35%	35%

Tax expense using statutory U.S. income tax rate	8,153	18,450	21,814
State income taxes	621	2,349	2,663
Deferred income taxes established at date of reorganization	8,708	—	—
Tax effect of pre-tax income prior to reorganization not subject to income taxes	(3,574)	—	—
Other	(82)	(8)	93

Income tax expense	$13,826	$20,791	$24,570

Effective income tax rate	59%	39%	39%

6.	401(k) Plan

Superior Well has a defined contribution profit sharing/401(k) retirement plan (“the Plan”) covering substantially all employees. Employees are eligible to participate after six months of service. Under terms of the Plan, employees are entitled to contribute up to 15% of their compensation, within limitations prescribed by the Internal Revenue Code. Superior Well makes matching contributions of 25% of employee contributions up to 12% of their compensation and may elect to make discretionary contributions to the Plan, all subject to vesting ratably over a five-year period. In addition, Superior makes a discretionary annual profit sharing contribution. 401(k) expense was approximately $944,000, $1,965,000 and $2,408,000 in 2005, 2006 and 2007, respectively.

7.	Related-Party Transactions

Superior Well provides technical pumping services and down-hole surveying services to a customer owned by certain shareholders and directors of Superior. The total amounts of services provided to this affiliated party were approximately $5,588,000, $4,658,000 and $6,587,000 in 2005, 2006 and 2007, respectively. The accounts receivable outstanding from the affiliated party were $499,000 and $371,000 at December 31, 2006 and 2007, respectively.

Superior Well also regularly purchases, in the ordinary course of business, materials from vendors owned by certain shareholders and directors of Superior. The total amounts paid to these affiliated parties were approximately $2,141,000, $2,552,000 and $3,294,000 in 2005, 2006 and 2007, respectively. Superior Well had accounts payable to these affiliates of $442,000 and $191,000 at December 31, 2006 and 2007, respectively.

Prior to Superior’s initial public offering in August 2005, administrative and management services were provided to Superior Well by affiliates that were owned by certain partners of Superior Well. The total amounts paid to these affiliated entities was approximately $594,000 in 2005. Following Superior’s initial public offering, Superior Well no longer requires these administrative and management services.

8.	Commitments and Contingencies

Minimum annual rental payments, principally for non-cancelable real estate and vehicle leases with terms in excess of one year, in effect at December 31, 2007, were as follows: 2008-$4,871,000; 2009-$4,372,000; 2010-$3,596,000; 2011-$2,652,000 and 2012-$1,396,000.

Total rental expense charged to operations was approximately $968,000, $1,915,000 and $3,164,000 in 2005, 2006 and 2007, respectively.

In October 2007, Superior entered into a take-or-pay contract with U.S. Silica Company to purchase fracturing sand for the two year period beginning January 1, 2008 and ending December 31, 2009. Minimum purchases under the take-or-pay contract are estimated at $4.5 million and $7.2 million in 2008 and 2009, respectively.

Superior had commitments of approximately $45.7 million for capital expenditures as of December 31, 2007.

Superior is involved in various legal actions and claims arising in the ordinary course of business. Management is of the opinion that the outcome of these lawsuits will not have a material adverse effect on the financial position, results of the operations or cash flow of Superior.

9.	Stock Incentive Plan

In July 2005, Superior adopted a stock incentive plan for its employees, directors and consultants. The 2005 Stock Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, phantom stock awards, performance awards, bonus stock awards or any combination of the foregoing to employees, directors and consultants. A maximum of 2,700,000 shares of common stock may be issued pursuant to awards under the 2005 Stock Incentive Plan. The Compensation Committee of the Board of Directors, which is composed entirely of independent directors, determines all awards made pursuant to the 2005 Stock Incentive Plan.

Effective January 1, 2006, Superior adopted SFAS 123R. Under this standard, companies are required to account for equity awards using an approach in which the fair value of an award is estimated at the date of grant and recognized as an expense over the requisite service period. Compensation expense is adjusted for equity awards that do not vest because service or performance conditions are not satisfied.

During 2006, Superior granted restricted common stock awards that totaled 290,900 shares. Superior’s non-employee directors, officers and key employees received restricted common stock awards during 2006 of 50,000, 67,000 and 173,900, respectively. During 2007, Superior granted restricted common stock awards that totaled 135,200 shares. Superior’s non-employee directors, officers and key employees received restricted common stock awards during 2007 of 22,000, 26,000 and 87,200, respectively. Each award is subject to a service requirement that requires the director, officer or key employee to continuously serve as a member of the Board of Directors or as an employee of Superior from the date of grant through the number of years following the date of grant as set forth in the following schedule. Under the terms of the Stock Incentive Plan, vested shares may be issued net of a number of shares necessary to satisfy the participant’s income tax obligation. Such amounts are recorded as shares retired. The forfeiture restrictions lapse with respect to a percentage of the aggregate number of restricted shares in accordance with the following schedule:

Percentage of Total Number of
Restricted Shares as to Which
Number of Full Years	Forfeiture Restrictions Lapse

Less than 1 year	0%
1 year	15%
2 years	30%
3 years	45%
4 years	60%
5 years or more	100%

Under the 2005 Stock Incentive Plan, the fair value of the restricted stock awards is based on the closing market price of Superior’s common stock on the date of grant. A summary of the activity of Superior’s restricted stock awards are as follows:

		Weighted Average
	Number of	Grant Date Fair
	Shares	Value per Share

Nonvested at December 31, 2005	—	$—
Granted	290,900	28.48
Vested	—	—
Forfeited	(5,000)	28.56

Nonvested at December 31, 2006	285,900	28.47
Granted	135,200	23.05
Vested	(36,770)	28.22
Forfeited	(5,450)	25.54
Retired	(7,465)	28.29

Nonvested at December 31, 2007	371,415	$26.57

The aggregate market value of cumulative awards was approximately $10.0 million, before the impact of income taxes. At December 31, 2007, Superior’s compensation costs related to non-vested awards amounted to $6.3 million. Superior is recognizing the expense in connection with the restricted share awards ratably over the five year vesting period. Compensation expense related to the stock incentive plan for the years ended December 31, 2006 and 2007 was $1,740,000 and $1,961,000, respectively.

10.	Quarterly Financial Information (Unaudited)

Quarterly financial information for the years ended December 31, 2007 and 2006 is presented below:

	2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(In thousands, except share information)

Revenue	$76,708	$84,807	$94,317	$94,938
Cost of revenue	53,986	59,480	66,112	72,961

Gross profit	22,722	25,327	28,205	21,977
Selling, general and administrative expenses	8,448	8,844	9,330	9,768

Operating income	14,274	16,483	18,875	12,209
Interest expense	(59)	(47)	(71)	(105)
Other income (expense)	559	209	33	(35)
Income tax expense	(5,765)	(6,485)	(7,207)	(5,113)

Net income	$9,009	$10,160	$11,630	$6,956

Net income per common share	$0.39	$0.44	$0.50	$0.30
Basic	$0.39	$0.44	$0.50	$0.30
Diluted
Average Shares Outstanding
Basic	23,102	23,102	23,102	23,104
Diluted	23,116	23,166	23,142	23,150

	2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(In thousands, except share information)

Revenue	$47,687	$54,589	$67,205	$75,145
Cost of revenue	31,736	37,704	45,152	51,285

Gross profit	15,951	16,885	22,053	23,860
Selling, general and administrative expenses	5,526	6,153	6,813	7,224

Operating income	10,425	10,732	15,240	16,636
Interest expense	(38)	(49)	(77)	(314)
Other income (expense)	141	50	1	(33)
Income tax expense	(4,172)	(4,302)	(5,802)	(6,515)

Net income	$6,356	$6,431	$9,362	$9,774

Net income per common share	$0.33	$0.33	$0.48	$0.49
Basic	$0.33	$0.33	$0.48	$0.49
Diluted
Average Shares Outstanding
Basic	19,377	19,377	19,377	20,139
Diluted	19,377	19,377	19,377	20,139

11.	Guarantees of Securities to be Registered

Superior contemplates the filing of a registration statement on Form S-3 that will include $80 million of outstanding debt securities that were issued on November 18, 2008 and that are guaranteed by all of Superior’s subsidiaries. Superior, as the parent company, has no independent operating assets or operations. The subsidiaries’ guarantees of the debt securities are full and unconditional as well as joint and several. In addition, there are no restrictions on the ability of the Superior to obtain funds from its subsidiaries by dividend or loan, and there are no restricted assets in any subsidiaries.